Exhibit 4.1

Date: March 5th, 2015	Amount: ¥200,000,000

GRAND PERFECTA, INC.

CONVERTIBLE DEBENTURE

BEARING INTEREST AT 1% PER ANNUM

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE TRANSFERRED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT OR THE LAWS OF THE APPLICABLE STATE OR A "NO-ACTION" OR INTERPRETIVE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT THE SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH STATE STATUTES.

GRAND PERFECTA, INC., a corporation duly organized and existing under the laws of the State of Nevada (hereinafter referred to as the "Company"), for value received, hereby promises to pay to PURCHASER, the registered holder hereof, the principal sum of Two hundred million Japanese Yen (¥200,000,000) one (1) year from the date hereof, upon presentation and surrender of this Debenture (the "Debenture") at the offices of the Company, in such lawful money of Japan as at the time of payment shall be legal tender for the payment of public and private debt, until the principal hereof is paid or made available for payment as herein provided.

This Debenture is subject to the following further terms and material provisions:

1.     Series. This Debenture is one of a duly authorized series of Debentures of the Company totaling Two hundred million Japanese Yen (¥200,000,000) (the “Debentures”).

2.     Term and Interest. The date of maturity of the Debenture shall be one (1) year from the date of issuance, subject to prepayment as set forth in paragraph 3 hereof. The Debenture shall bear simple interest at the rate of one percent (1%) per annum. The principal on the Debenture is payable on the maturity date, subject to prepayment as set forth in paragraph 3 hereof, and will be paid at the office of the Company, maintained for such purposes, to the registered holder of the Debenture on the books and records of the Company. Accrued interest on the Debenture will be payable annually, on the anniversary date of the Debenture, and will be paid at the office of the Company, maintained for such purposes, to the registered holder of the Debenture on the books and records of the Company.

3.     Prepayment. This Debenture is subject to prepayment, in whole or in part, at the election of the Company at any time, upon not less than 10 days notice. Prepayment shall be effected by paying the amount equal to the outstanding principal amount of the Debenture and accrued interest at the date of prepayment. On the date fixed for prepayment by the Company, the amount of principal shall be paid in cash or certified funds. Any Debenture which is prepaid only in part shall be presented for notation thereon by the Company of such partial prepayment. If less than all the Debenture principal amount and interest is to be prepaid, notice of the proposed prepayment shall be sent to the registered holder of the Debenture and such prepayment shall be made.

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4.     Satisfaction and Discharge of Debenture. This Debenture shall cease to be of further effect (except as to any surviving rights of transfer, or exchange of Debentures herein expressly provided for) when:

(a)     The Company has paid or caused to be paid all sums payable hereunder by the Company, including all principal and interest amounts under the Debenture or the conversion of the Debenture as provided herein; and

(b)     All the conditions precedent herein provided for relating to the satisfaction and discharge of this Debenture have been met.

5.     Events of Default. "Events of Default," when used herein, whatever the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law pursuant to any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or government body or be caused by the provisions of any paragraph herein means any one of the following events:

(a)     Default in the payment of the principal of the Debenture, when due, whether at maturity, or otherwise; or

(b)     Default in the performance or breach of any covenant or warranty of the Company in this Debenture (other than a covenant or warranty, the breach or default in performance of which is elsewhere in this section specifically dealt with), and continuation of such default or breach for a period of 30 days after there has been given to the Company by registered or certified mail, by the holders of a majority in principal amount of the outstanding Debenture, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a notice of default hereunder; or

(c)     The entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Company under the Federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuation of any such decree or order unstayed and in effect for a period of 30 consecutive days; or

(d)     The institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or a filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Act or any other applicable federal or state law; or

(e)     The consent by the Company to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property), or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

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6.     Acceleration of Maturity. If an event of default occurs and is continuing then, in every such case, the holder of a majority in principal amount of the outstanding Debentures, may declare the principal of the Debentures to be due and payable immediately, by a notice in writing to the Company of such default, and upon any such declaration, such principal shall become immediately due and payable. At any time after such declaration of acceleration has been made, and before a judgment or decree for payment of money due has been obtained by the holders, the holders of a majority of the principal of the outstanding Debentures, by written notice to the Company, may rescind and annul such declaration and its consequences, if all events of default, other than the nonpayment of the principal of the Debentures which has become due solely by such acceleration, has been cured or waived. No such recession shall affect any subsequent default or impair any right contingent thereon.

7.     Conversion. Subject to, and in compliance with, the provisions contained herein, the Holder of this Debenture is entitled, at its or his option, at any time from the date that is 40 days from the date of issuance of this Debenture and prior to maturity or payment, or in case this Debenture or some portion hereof shall have been called for prepayment or considered in default under paragraph 5 hereof, then, in respect of this Debenture or such portion hereof, to convert this Debenture (or any portion of the principal amount hereof), into validly issued, fully paid and nonassessable shares (calculated as to each conversion to the nearest share) of common stock, par value $0.001 per share of the Company, (the “Common Stock” or “Shares”) at the rate of one Share for each one point one dollar ($1.10 or ￥130.9) of principal and accrued but unpaid interest of the Debenture, subject to such adjustment in such conversion price, if any, as may be required by the provisions of this Debenture, by surrender of this Debenture, duly endorsed (if so required by the Company) or assigned to the Company or in blank, to the Company at its offices, accompanied by written notice to the Company, that the Holder hereof elects to convert this Debenture or, if less than the entire principal amount hereof is to be converted, the portion hereof to be converted. On conversion, no adjustment for interest is to be made, but if any Holder surrenders this Debenture for conversion between the record date for the payment of any installment of interest and the next interest payment date, the holder of such Debenture when surrendered for conversion shall be entitled to payment of the interest thereon from the last preceding record date for interest through the date of conversion which the registered holder is entitled to receive on such conversion date. No fraction of Shares will be issued on conversion, but instead of any fractional interest, the Company will pay cash adjustments as provided herein. Following receipt of the written notice of intention to convert the Debenture, the Company shall take such steps as it deems appropriate to permit conversion of the Debenture as specified herein without registration or qualification under applicable federal and state securities laws.

8.     Suits for Enforcement. If an event of default occurs and is continuing, the holder of a majority in principal amount of the outstanding Debenture may, in their discretion, proceed to protect and enforce their rights by such appropriate judicial proceedings as the holders shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement under this Debenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

9.     Limitation on Suits. No holder of any Debenture shall have any right to institute any proceedings, judicial or otherwise, with respect to this Debenture, or for the appointment of a receiver or trustee, or for any remedy hereunder, unless such holder has previously given written notice to the Company of a continuing event of default as provided above; it being understood and intended that no one or more holders of this Debenture shall have any right in any manner whatever by virtue of, or by availing of, any provisions of this Debenture to effect, disturb or prejudice the right of any other holders of Debentures, or to obtain or to seek to obtain priority or preference over any other holders or to enforce any right under this Debenture, except in the manner herein provided and for the equal and ratable benefit of all the holders of the Debenture.

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10.     Acts of Holders. Any request, demand, authorization, direction, notice, consent, waiver, or other action provided by this Debenture to be given or taken by the holder hereof or by the holders of the Debentures may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such holders in person or by their agent or attorney-in-fact, duly appointed in writing; and, except as otherwise expressly provided herein, such action shall become effective when such instrument or instruments are delivered to the Company in the manner provided for giving notices herein. Such instrument or instruments, and the action embodied therein or evidenced thereby, are herein sometimes referred to as the “act” of the holders signing such instrument or instruments. Proof of execution of any such instrument or of writing appointing any such agent shall be sufficient for any purpose of this Debenture if the fact and date of execution by any person of any purpose of the Debenture if the fact and date of execution by any person of any such instrument or writing is verified by the affidavit of a witness of such execution or by the request, demand, authorization, direction, notice, consent, waiver, or other action by the holder of this Debenture shall bind every Debenture holder of the same Debenture and the holder of every Debenture issued upon the transfer thereof or in exchange therefor or in lieu thereof in respect of anything done or suffered to be done by any person in reliance thereon, whether or not notation of such action is made upon such Debenture.

11.     Notices to Holders; Waiver. Where this Debenture provides for notice to holders of any event, such notice shall be sufficiently given if in writing and sent by courier providing for delivery within 72 hours or mailed, registered, postage prepaid, to each holder affected by such event, at his address as it appears in the Debenture register maintained by the Company, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. Where the Debenture provides for notice to the Company, such notice shall be sufficiently given if in writing and mailed, registered, postage prepaid, to the Company at its address set forth above (or at such other address as shall be provided to the holder of this Debenture in the manner for giving notices set forth herein), not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. Where this Debenture provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, whether before or after the event, any such waiver shall be equivalent of such notice.

12.     Restrictions. The holder of this Debenture, by acceptance hereof, represents and warrants as follows:

(a)     The Debenture is being acquired for the holder's own account to be held for investment purposes only and not with a view to, or for, resale in connection with any distribution of such Debenture or any interest therein without registration or other compliance under the Securities Act and applicable state securities laws, and the holder hereof has no direct or indirect participation in any such undertaking or in underwriting such an undertaking.

(b)     The holder hereof has been advised and understands that the Debenture has not been registered under the Securities Act and the Debenture must be held and may not be sold, transferred, or otherwise disposed of for value unless it is subsequently registered under the Securities Act or an exemption from such registration is available; except as set forth herein, the Company is under no obligation to register the Debenture under the Securities Act; in the absence of such registration, sale of the Debenture may be impracticable; the Company will maintain stop-transfer orders against registration of transfer of the Debenture. The Company may refuse to transfer the Debenture unless the holder thereof provides an opinion of legal counsel reasonably satisfactory to the Company or a "no-action" or interpretive response from the Securities and Exchange Commission to the effect that the transfer is proper; further, unless such letter or opinion states that the Debenture are free from any restrictions under the Securities Act, the Company may refuse to transfer the Debenture to any transferee who does not furnish in writing to the Company the same representations and agree to the same conditions with respect to such Debenture if any set forth herein. The Company may also refuse to transfer the Debenture if any circumstance is present reasonably indicating that the transferee's representations are not accurate.

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13.     Lock Up. All shares of Common Stock issued on conversion of this Debenture are subject to a restriction on the sale of such shares so that upon conversion of the Debenture, the shares of Common Stock received on such conversion shall not be available for resale for six months after the Conversion of the Debenture unless i) the board of directors of the Company in their sole discretion waive such provision or ii) the volume weighted average price “VWAP” of the shares of Common Stock is $2.00 per share or higher where the VWAP means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company. Additionally, all shares of Common Stock issued on conversion of this Debenture are subject to a restriction on the sale of such shares if a managing underwriter of an offering of the Company’s securities, determines the sale of the shares of Common Stock would be detrimental to a proposed offering by the Company, and in such case, the underwriter can require the shares be locked up for up to three months following the date of conversion.

14.     Severability. In case any provision in this Debenture shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15.     Governing Law. This Debenture shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada.

16.     Legal Holidays. In any case where any date provided herein shall not be a business day, then (notwithstanding any other provision of this Debenture) the event required or permitted on such date shall be required or permitted, as the case may be, on the next succeeding business day with the same force and effect as if made on the date upon which such event was required or permitted pursuant hereto.

17.     Delay or Omission; No Waiver. No delay or omission of any holder of the Debenture to exercise any right or remedy accruing upon any event of default shall impair any such right or remedy or constitute a waiver of any such event or default or any acquiescence therein. Every right or remedy given hereby or by law may be from time to time, and as often as may be deemed expedient.

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18.     Miscellaneous. This Debenture is subject to the following additional terms and conditions:

(a)     If this Debenture is placed with any attorney for collection, or if suit be instituted for collection, or if any other remedy provided by law is pursued by the registered holder hereof, because of any default in the terms and conditions herein, then in either event, the undersigned agrees to pay reasonable attorneys' fees, costs, and other expenses incurred by the registered holder hereof in so doing.

(b)     None of the rights and remedies of the registered holder hereof shall be waived or affected by failure or delay to exercise them. All remedies conferred on the registered holder of this Debenture shall be cumulated and none is exclusive. Such remedies may be exercised concurrently or consecutively at the registered holder's option.

(c)     This Debenture is negotiable and transferable, subject to compliance with the provisions of paragraph 12 hereof.

(d)     The makers, guarantors, and endorsers hereof severally waive presentment for payment, protest, and notice of protest, and of nonpayment of this Debenture.

(e)     This Debenture may not be sold to any US Person and is to be sold only to persons not domiciled in or located within the United States.

DATED effective as of the ___ day of March 2015.

GRAND PERFECTA, INC.

By: Shuya Watanabe

       A Duly Authorized Officer

       Shuya Watanabe, CEO

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